Exhibit 99(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 108 to Registration Statement No. 33-40682 on Form N-1A of our report dated February 28, 2015, relating to the financial statements and financial highlights of Lazard Emerging Markets Equity Blend Portfolio, a portfolio of The Lazard Funds, Inc., appearing in the Annual Report on Form N-CSR of The Lazard Funds, Inc. for the year ended December 31, 2014, and to the references to us under the headings “Financial Highlights” in such Prospectus and “Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP
New York, NY
May 28, 2015